EXHIBIT 99.1

MedAssets Announces Share Repurchase Plan

ATLANTA, Feb. 26, 2014 (GLOBE NEWSWIRE) -- MedAssets, Inc. (Nasdaq:MDAS) today announced that its Board of Directors has authorized the repurchase of up to $75 million of the company's common stock over the next twelve months. The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, accelerated share repurchases, 10b5-1 trading plans, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

"Our Board and senior management team are committed to creating shareholder value, and we believe the repurchase of shares at current prices is a good use of our tremendous free cash flow. It also underscores the strength of the company's capital structure, and our confidence in the long-term growth prospects of the business," said John Bardis, chairman, president and chief executive officer, MedAssets. "As we examine the options for deploying capital, debt repayment and the repurchase of our Common Stock at its current price are attractive uses of funds, even as we continue to invest in our growth and innovation initiatives."

The program does not obligate the company to make any purchases at any specific time or in a specific situation. The program may be suspended or discontinued at any time. As of February 24, 2014, MedAssets had approximately 61.8 million fully diluted shares of common stock outstanding.

About MedAssets

MedAssets (Nasdaq:MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. More than 4,400 hospitals and 122,000 non-acute healthcare providers currently use the company's evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

MDAS/F

CONTACT: Robert Borchert
         678.248.8194
         rborchert@medassets.com